Exhibit 99.1

Prestige Brands Holdings, Inc. Reports Record Revenue Increase of 54% for First Quarter Fiscal 2013

Irvington, NY, August 7, 2012-- Prestige Brands Holdings, Inc. today announced results for the first fiscal quarter ended June 30, 2012, including record first quarter revenues of $147.0 million, an increase of 54.2% over the prior year comparable period's revenues of $95.3 million. This growth is driven by the Company's core over-the-counter (OTC) healthcare brands, which experienced 4% organic growth, as well as by additional revenue from the Company's acquisition of 17 brands from GlaxoSmithKline (GSK) during the fourth quarter of fiscal 2012.

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information to aid investors in understanding the company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the "About non-GAAP Financial Measures" section at the end of this earnings release.

Reported net income for the first fiscal quarter was $14.7 million, or $0.29 per diluted share, which was even with the prior year period's net income of $14.8 million, or $0.29 per diluted share. On a comparable basis, adjusted earnings per diluted share increased 52.2% to $0.35 for the first quarter of the current fiscal year compared to $0.23 in the prior year's first quarter. The current year period's reported net income included expenses related to a Transition Services Agreement (TSA), integration costs, and other costs totaling $3.3 million net of taxes, or $0.06 per diluted share. The prior year period's reported net income included $2.9 million, or $0.06 per diluted share, of adjustments related to a one-time net gain associated with a legal settlement, partially offset by other one-time costs.

Gross profit for the first fiscal quarter was $83.6 million, an increase of $33.7 million, or 67.7%, over the prior year comparable quarter of $49.9 million. Gross margin was 56.9% in the current quarter. In the prior year comparable quarter, gross margin was 52.3%. The year-over-year improvement of 460 bps in gross margin is primarily a result of a greater proportion of revenue generated from the higher gross margin OTC segment.

Operating income for the first fiscal quarter was $43.8 million, 60.9% higher than the prior year comparable period's results of $27.2 million. The increase includes the impact of the acquired GSK brands. Operating income for the first fiscal quarter of 2013 was impacted by $5.4 million of costs primarily associated with the TSA and integration costs. Adjusted operating income was $49.2 million, an increase of 75.7% over the prior year's first quarter adjusted operating income of $28.0 million, excluding acquisition-related costs in that period of $0.8 million.

Revenues for the OTC healthcare segment were $126.2 million, or 77.2% higher than the prior year's first quarter results of $71.2 million. The revenue increases in the OTC segment were fueled by continued increases in marketing support as well as the impact of the GSK acquisition. Strong sales gains were posted for Clear Eyes®, PediaCare®, Little Remedies® and Dramamine®. Revenues for the Company's nine legacy core OTC products increased approximately 4.0%, representing the eighth consecutive quarter of organic revenue increases for the legacy core OTC brands. The OTC healthcare segment represents approximately 86% of corporate revenues and 96% of brand contribution. Revenues for the Household Cleaning segment, which represents approximately 14% of corporate revenues and 4% of brand contribution, were $20.8 million for the first fiscal quarter, 13.6% lower than the prior year comparable period revenues of $24.1 million. These results reflect changes in the timing of promotional programs as well as the challenging retail environment in the household cleaning products category.

Commentary & Outlook
“The Company's #1 priority in the first quarter was the integration of the 17 acquired brands into our business and organization,” said Matthew M. Mannelly, President and CEO. “We are particularly pleased with our strong financial results during this important transition period. The TSA with GSK was successfully completed at the end of June, and our integration of the brands is on track and proceeding according to plan. Following this transformative acquisition, Prestige Brands is now the largest independent OTC products company in the U.S.”

“Our strong first quarter results in this challenging economic environment reflect both the increased level of marketing support and its effective execution in driving growth of our core OTC brands,” he said. “Our strategic emphasis on OTC continues to enhance our financial profile. In addition, our consistent free cash flow enables us to rapidly delever. We are pleased with our progress and look forward to realizing the full effect of the GSK acquisition moving forward. I believe this strategy in action places our company in an excellent position to continue to deliver superior value to our stockholders. We remain confident in achieving our previously announced earnings guidance of $1.22-$1.32 per share for the fiscal year.”

Free Cash Flow and Debt Reduction
Free cash flow is a "non-GAAP financial measure" and is presented here because management believes it is a commonly used measure of liquidity, indicative of cash available for debt repayment and acquisitions. Non-GAAP Free Cash Flow is defined and reconciled to GAAP Net Cash Provided by Operating Activities in the section entitled, "About Non-GAAP Financial Measures" below. The Company's free cash flow for the first fiscal quarter ended June 30, 2012 was $13.5 million, a decrease of $1.9 million over the prior year comparable period's free cash flow of $15.4 million. The decrease in free cash flow is primarily due to the expected impact on accounts receivable timing associated with the TSA. The Company continues to expect free cash flow of $110 million for fiscal 2013, in line with what was previously stated.
Total indebtedness at June 30, 2012 was $1,107 million, reflecting recent net debt repayments of $28.0 million. Cash on the balance sheet totaled $4.4 million at June 30, 2012. The Company's bank-defined leverage ratio was approximately 4.75, down from approximately 5.25 at the time of the closing on the acquisition of the GSK brands.

Conference Call and Accompanying Slide Presentation
The Company will host a conference call to review its first quarter results on August 7, 2012 at 8:30 am EDT. The toll-free dial-in numbers are 800-901-5218 within North America and 617-786-4511 outside of North America. The conference pass code is "prestige". The Company will provide a live internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of http://prestigebrands.com. The slide presentation can be accessed just before the call from the Investor Relations page of the website by clicking on Webcasts and Presentations. Telephonic replays will be available for two weeks following the completion of the call and can be accessed at 888-286-8010 within North America and at 617-801-6888 from outside North America. The pass code is 48717915.

About Prestige Brands Holdings, Inc.
The Company markets and distributes brand name over-the-counter and household cleaning products throughout the U.S., Canada, and certain international markets. Core brands include Chloraseptic® sore throat treatments, Clear Eyes® eye care products, Compound W® wart treatments, The Doctor's® NightGuard® dental protector, the Little Remedies® and PediaCare® lines of pediatric over-the-counter products, Efferdent® denture care products, Luden's® throat drops, Dramamine® motion sickness treatment, BC® and Goody's® pain relievers, Beano® gas prevention, Debrox® earwax remover, and Gaviscon® antacid.

Note Regarding Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "assumptions," "target," "guidance," "outlook," "plans," "projection," "may," "will," "would," "expect," "intend," "estimate," "anticipate," "believe”, "potential," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the progress of the GSK integration, the growth of our portfolio and sales volume, our intentions regarding development of the brands we acquired from GSK, our outlook and expected financial results, including free cash flow and our plans to deliver superior value to our stockholders. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors. A discussion of factors that could cause results to vary is included in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.
Contact: Dean Siegal
914 524 6819

Prestige Brands Holdings, Inc.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended June 30,
(In thousands, except per share data)	2012	2011
Revenues
Net sales	$145,920	$94,307
Other revenues	1,077	988
Total revenues	146,997	95,295

Cost of Sales
Cost of sales (exclusive of depreciation shown below)	63,393	45,427
Gross profit	83,604	49,868

Operating Expenses
Advertising and promotion	20,325	10,233
General and administrative	16,151	9,850
Depreciation and amortization	3,295	2,550
Total operating expenses	39,771	22,633
Operating income	43,833	27,235

Other (income) expense
Interest income	(2)	(2)
Interest expense	19,850	8,580
Gain on settlement	—	(5,063)
Total other expense	19,848	3,515
Income before income taxes	23,985	23,720
Provision for income taxes	9,330	8,952
Net income	$14,655	$14,768

Earnings per share:
Basic	$0.29	$0.29
Diluted	$0.29	$0.29

Weighted average shares outstanding:
Basic	50,342	50,183
Diluted	51,106	50,646

Comprehensive income, net of tax:
Currency translation adjustments	(42)	(10)
Total other comprehensive loss	(42)	(10)
Comprehensive income	$14,613	$14,758

Prestige Brands Holdings, Inc.
Consolidated Balance Sheets
(Unaudited)

(In thousands) Assets	June 30, 2012	March 31, 2012
Current assets
Cash and cash equivalents	$4,404	$19,015
Accounts receivable, net	69,418	60,228
Inventories	53,848	51,113
Deferred income tax assets	5,309	5,283
Prepaid expenses and other current assets	11,390	11,396
Total current assets	144,369	147,035

Property and equipment, net	2,279	1,304
Goodwill	173,928	173,702
Intangible assets, net	1,397,414	1,400,522
Other long-term assets	34,665	35,713
Total Assets	$1,752,655	$1,758,276

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$26,854	$26,726
Accrued interest payable	13,853	13,889
Other accrued liabilities	22,483	23,308
Total current liabilities	63,190	63,923

Long-term debt
Principal amount	1,107,000	1,135,000
Less unamortized discount	(10,688)	(11,092)
Long-term debt, net of unamortized discount	1,096,312	1,123,908

Deferred income tax liabilities	174,819	167,717
Total Liabilities	1,334,321	1,355,548

Stockholders' Equity
Preferred stock - $0.01 par value
Authorized - 5,000 shares
Issued and outstanding - None	—	—
Preferred share rights	283	283
Common stock - $0.01 par value
Authorized - 250,000 shares
Issued - 50,473 shares at June 30, 2012 and 50,466 shares at March 31, 2012	505	505
Additional paid-in capital	392,891	391,898
Treasury stock, at cost - 181 shares at June 30, 2012 and March 31, 2012	(687)	(687)
Accumulated other comprehensive loss, net of tax	(55)	(13)
Retained earnings (accumulated deficit)	25,397	10,742
Total Stockholders' Equity	418,334	402,728
Total Liabilities and Stockholders' Equity	$1,752,655	$1,758,276

Prestige Brands Holdings, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended June 30,
(In thousands)	2012	2011
Operating Activities
Net income	$14,655	$14,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,295	2,550
Deferred income taxes	7,076	3,186
Amortization of deferred financing costs	1,048	283
Stock-based compensation costs	913	861
Amortization of debt discount	404	229
Loss on disposal of equipment	21	—
Changes in operating assets and liabilities, net of effects of acquisitions
Accounts receivable	(9,214)	585
Inventories	(2,748)	(3,966)
Prepaid expenses and other current assets	6	1,356
Accounts payable	135	2,562
Accrued liabilities	(849)	(6,971)
Net cash provided by operating activities	14,742	15,443

Investing Activities
Purchases of property and equipment	(1,198)	(76)
Proceeds from sale of property and equipment	15	—
Acquisition of brands from GSK purchase price adjustments	(226)	—
Net cash used in investing activities	(1,409)	(76)

Financing Activities
Repayments of long-term debt	(45,000)	(23,000)
Repayments under revolving credit agreement	(8,000)	—
Borrowings under revolving credit agreement	25,000	—
Proceeds from exercise of stock options	80	563
Shares surrendered as payment of tax withholding	—	(271)
Net cash used in financing activities	(27,920)	(22,708)

Effects of exchange rate changes on cash and cash equivalents	(24)	(2)
Decrease in cash and cash equivalents	(14,611)	(7,343)
Cash and cash equivalents - beginning of year	19,015	13,334
Cash and cash equivalents - end of year	$4,404	$5,991

Interest paid	$18,391	$13,201
Income taxes paid	$407	$209

Prestige Brands Holdings, Inc.
Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended June 30, 2012
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$126,004	$19,916	$145,920
Other revenues	181	896	1,077
Total revenues	126,185	20,812	146,997
Cost of sales	47,399	15,994	63,393
Gross profit	78,786	4,818	83,604
Advertising and promotion	17,853	2,472	20,325
Contribution margin	$60,933	$2,346	63,279
Other operating expenses			19,446
Operating income			43,833
Other expense			19,848
Income before income taxes			23,985
Provision for income taxes			9,330
Net loss			$14,655

	Three Months Ended June 30, 2011
	OTC Healthcare	Household Cleaning	Consolidated
(In thousands)
Net sales	$71,003	$23,304	$94,307
Other revenues	199	789	988
Total revenues	71,202	24,093	95,295
Cost of sales	28,784	16,643	45,427
Gross profit	42,418	7,450	49,868
Advertising and promotion	8,421	1,812	10,233
Contribution margin	$33,997	$5,638	39,635
Other operating expenses			12,400
Operating income			27,235
Other expense			3,515
Income before income taxes			23,720
Provision for income taxes			8,952
Net income			$14,768

About Non-GAAP Financial Measures
We define Non-GAAP EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations or the sale thereof and Non-GAAP Adjusted EBITDA as earnings before interest expense (income), income taxes, depreciation and amortization, income or loss from discontinued operations and the sale thereof, gain on settlement, loss on extinguishment of debt, certain other legal and professional fees and acquisition-related costs. We define Non-GAAP Adjusted Operating Income as Operating Income before certain other legal and professional fees, acquisition and integration-related costs. We define Non-GAAP Adjusted Net Income as Net Income before gain on settlement, loss on extinguishment of debt, certain other legal and professional fees, acquisition and integration-related costs, income or loss from discontinued operations and the sale thereof, the applicable tax impacts associated with these items and the tax impacts of state tax rate adjustments and other non-deductible items. Non-GAAP Adjusted EPS is calculated based on Non-GAAP Adjusted Net Income and the weighted average number of common and potential common shares outstanding during the period. We define Non-GAAP Free Cash Flow as net cash provided by operating activities less cash paid for capital expenditures. Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow because they provide additional ways to view our operations, when considered with both our GAAP results and the reconciliation to net income and net cash provided by operating activities, respectively, which we believe provide a more complete understanding of our business than could be obtained absent this disclosure. Each of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow is presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing our ability to pursue acquisitions or to service or incur indebtedness; and (iii) we use Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income and Non-GAAP Adjusted EPS internally to evaluate the performance of our personnel and also as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow has limitations and you should not consider these measures in isolation from or as an alternative to GAAP measures such as operating income, net income, and net cash flow provided by operating activities, or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The following tables set forth the reconciliation of Non-GAAP EBITDA, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Operating Income, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted EPS and Non-GAAP Free Cash Flow, all of which are non-GAAP financial measures, to GAAP Operating Income, GAAP Net Income, GAAP Diluted EPS and GAAP Net cash provided by operating activities, our most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income:

	Three Months Ended June 30,
	2012	2011
(In thousands)
GAAP Operating Income	$43,833	$27,235
Adjustments:
Inventory step-up charge associated with acquisitions	23	—
Legal and professional fees associated with acquisitions	59	775
Unsolicited proposal costs	534	—
Transition and integration costs associated with GSK	4,127	—
Additional promotional and product testing costs associated with GSK	631	—
Total adjustments	5,374	775
Non-GAAP Adjusted Operating Income	$49,207	$28,010

Reconciliation of GAAP Net Income to Non-GAAP Adjusted EBITDA:

	Three Months Ended June 30,
	2012	2011
(In thousands)
GAAP Net Income	$14,655	$14,768
Interest expense, net	19,848	8,578
Income tax provision	9,330	8,952
Depreciation and amortization	3,295	2,550
Non-GAAP EBITDA:	47,128	34,848
Adjustments:
Gain on settlement	—	(5,063)
Inventory step-up charge associated with acquisitions	23	—
Legal and professional fees associated with acquisitions	59	775
Unsolicited proposal costs	534	—
Transition and integration costs associated with GSK	4,127	—
Additional promotional and product testing costs associated with GSK	631	—
Total adjustments	5,374	(4,288)
Non-GAAP Adjusted EBITDA	$52,502	$30,560

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income and related Adjusted Earnings Per Share:

	Three Months Ended June 30,
	2012	2012 Adjusted EPS	2011	2011 Adjusted EPS
(In thousands)
GAAP Net Income	$14,655	$0.29	$14,768	$0.29
Adjustments:
Gain on settlement	—	—	(5,063)	(0.10)
Inventory step-up charge associated with acquisitions	23	—	—	—
Legal and professional fees associated with acquisitions	59	—	775	0.02
Unsolicited proposal costs	534	0.01	—	—
Transition and integration costs associated with GSK	4,127	0.08	—	—
Additional promotional and product testing costs associated with GSK	631	0.01	—	—
Tax impact of adjustments	(2,107)	(0.04)	1,617	0.03
Tax impact of state rate adjustments and other non-deductible items	—	—	(237)	(0.01)
Total adjustments	3,267	0.06	(2,908)	(0.06)
Non-GAAP Adjusted Net Income and Adjusted EPS	$17,922	$0.35	$11,860	$0.23

Reconciliation of GAAP Net Cash Provided by Operating Activities to Non-GAAP Free Cash Flow:

	Three Months Ended June 30,
	2012	2011
(In thousands)
GAAP Net cash provided by operating activities	$14,742	$15,443
Additions to property and equipment for cash	(1,198)	(76)
Non-GAAP Free Cash Flow	$13,544	$15,367